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                                  EXHIBIT 28.1











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                                 DEFIANCE, INC.

                             STOCK REPURCHASE PLAN
                             ---------------------

        This Stock Repurchase Plan (the "Plan") has been adopted and approved by the Board of Directors of DEFIANCE, INC., a Delaware corporation (the "Company"), to be effective as of January 24, 1996.

        1. PURPOSE. The purpose of this plan is: (a) to enhance shareholder value, (b) to express the confidence of the Board of Directors in the long-term growth potential of the Company, and (c) to advance the interests of the Company and its shareholders by making, from time to time, stock repurchases in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors believes that from time to time, the Company's common stock provides an attractive investment opportunity for the Company, and represents as good an investment as the Company can find for its funds.

        2.     PLAN.

               a. MAXIMUM PURCHASES. The Company, from time to time, as the Stock Repurchase Committee of the Board of Directors (described at
        Section 4 below), in its sole discretion deems appropriate, may purchase up to One Million (1,000,000) shares of its outstanding common stock in accordance with this Plan.

               b. FUNDING. The Company shall use excess cash flow and/or loans from Comerica Bank to finance such purchases under this Plan. Whether borrowings or excess cash are utilized, the level of cash or borrowing shall be limited to an amount which will not adversely affect the Company's ability to
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        fund capital expenditures, acquisitions or the Company's ability to maintain cash reserves adequate to fund its business operations.
        The Stock Repurchase Committee of the Board of Directors shall allocate such funds, or authorize such borrowings, as it deems to be appropriate for the purchase of shares of the Company's common stock under this Plan, and shall specify the basis or formula for determining the aggregate amount of shares to be purchased.

        3.     CONDITIONS.

               a. RULE 10b-18. Except as hereinafter provided, this Plan and any stock purchase in accordance therewith shall comply with and be subject to Rule 10b-18 promulgated under the Exchange Act, or any successor thereto, as such Rule may be modified from time to time. All stock purchases under this Plan shall meet the following conditions in accordance with Rule 10b-18:

                     i. BROKER/DEALER. The Company and any "affiliated purchaser" as defined in Rule 10b-18 shall effect all purchases from or through only one broker/dealer on any single day, unless it is an unsolicited transaction;

                    ii. TIMING. All stock purchases by the Company and any affiliated purchaser, including block purchases (defined at 3.a.iv. below) shall be made with or through a member of the National Association of Securities Dealers; provided that no purchase shall constitute the opening transaction in the Company's common stock on any day nor shall a purchase be

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                made during the last one-half hour of trading before the
                termination of the period in which last sale prices are reported in the consolidated transaction reporting system;

                    iii. PURCHASE PRICE. No purchase by the Company or by any affiliated purchaser (whether a block purchase or not) shall be made at a price that is higher, but may be made at a price that is equal to or lower than (x) the then-current independent published bid or (y) the last reported independent sale price, whichever is higher; and

                    iv.       AMOUNT LIMITATION.   All purchases by the
                Company and any affiliated purchaser (other than block purchases) shall not exceed, in any one day, the higher of one round lot (100 shares or other customary unit of trading for a security) or the number of round lots closest to twenty-five percent (25%) of the average daily trading volume (excluding any block purchases made by the Company or an affiliated purchaser) for the Company's common stock in the four (4) calendar weeks preceding the week in which the purchase is to be made ("trading volume"). Such amount limitation shall not apply to the purchase of any block. A "block" generally means a quantity of stock that either: (i) has a purchase price of at least Two Hundred Thousand and 00/100s Dollars ($200,000.00),
                (ii) is at least five thousand (5,000) shares with

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               a purchase price of at least Fifty Thousand and 00/100s Dollars
               ($50,000.00), or (iii) at least twenty (20) round lots of the security that totals one hundred fifty percent (150%) or more of the trading volume for that security or if trading volume is unavailable, is at least twenty (20) round lots of the security and totals at least one-tenth of one percent (0.001) of the outstanding shares of the security exclusive of any shares owned by any affiliate.

                    V. EXCEPTION. Notwithstanding the foregoing provi-sions of this Section 3.a., the Company may make unsolicited stock purchases under the Plan from persons who are not members of the National Association of Securities Dealers, Inc. if such transactions will not be reported in the consolidated transaction reporting system and the Committee determines that each such purchase will be made on such terms and under such circumstances that the purchase will not be "manipulative" or "deceptive" as those terms are used in Section 10(b) of the Exchange Act.

               b. RESTRICTIONS ON OFFICERS AND DIRECTORS. No officer or director of the Company, who is a member of the Stock Repurchase Committee, shall purchase or sell any common stock of the Company or any security convertible into common stock on any day that the Company makes a purchase under this Plan.

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               c.     LIMITATIONS. No stock purchase shall be made under
        this Plan: (i) when the Board of Directors and the Company are in possession of material, non-public information, (ii) when a tender offer has been made for shares of the Company's common stock, (iii) when the Company is engaged in a distribution of its securities, except for any distribution of securities made pursuant to a stock option or similar plan maintained by the Company, or (iv) if the number of shareholders immediately after such purchase is less than the minimum number then required for listing on the NASDAQ National Market Svstem.

               d. REPURCHASED SHARES. Shares of the Company's common stock repurchased hereunder will be treated as treasury shares.

        4.     ADMINISTRATION OF THIS PLAN.

               a. ADMINISTRATION. This Plan shall be administered by a committee of not less than three (3) directors and/or officers of the Company ("Stock Repurchase Committee") to administer this Plan to effect the stock purchases on the Company's behalf subject to specific instructions or a formula established from time to time by said committee. Initially, the Board of Directors has designated Thomas H. Roulston, Jerry A. Cooper, and Michael J. Meier, officers and directors of the Company, as the Stock Repurchase Committee, to make or direct a broker/dealer to make such stock purchases on behalf of the Company.

               b. AUTHORITY. The Stock Repurchase Committee of the Board of Directors shall have full and final authority with respect to this
        Plan: (i) to

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        interpret all provisions of this Plan consistent with applicable laws and regulations, (ii) to determine the frequency and number of shares of common stock to be purchased, (iii) to adopt, amend and rescind general and special rules and regulations for this Plan's administration, and (iv) to make all other determinations necessary or advisable for the administration of this Plan, but only to the extent consistent with the provisions of this Plan and applicable federal and state securities laws.

        5. NOTICES. During the term of this Plan, the Company shall from time to time provide such notice to the NASD or file such reports under the Exchange Act as may be required or appropriate under applicable rules and regulations.

        6. TERM. The term of this Plan shall be for three (3) years, commencing January, 1996.

        7. AMENDMENT AND TERMINATION. The Board of Directors may at any time suspend, amend or terminate this Plan.

        8. GOVERNING LAW. The laws of the State of Delaware will govern all matters relating to this Plan, except to the extent it is superseded by the laws of the United States.





 122444.2a



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